Exhibit (4)(d)
RIDER
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)
Please read all provisions of this Rider carefully.
This Rider is attached to and made a part of the Policy and Income Benefit Rider and is effective as of the Policy Date. All of the terms and provisions contained in the Policy and Income Benefit Rider apply to this Rider unless otherwise modified by this Rider, as set forth in the provisions below. Capitalized terms used but not defined in this Rider have the meaning set forth in the Policy and Income Benefit Rider. In the case of a conflict with any provisions in the Policy and/or the Income Benefit Rider, the provisions of this Rider will control. Should this Rider terminate, the provisions of this Rider will no longer apply, and any provisions amended or replaced in the Policy and Income Benefit Rider by this Rider’s terms will revert back to the provisions of the Policy and Income Benefit Rider, except as provided in the disclosures below and in Section 32 of this Rider.
THIS RIDER PROVIDES FOR A GUARANTEED MINIMUM INCOME BENEFIT (GMIB). The GMIB provides guaranteed minimum lifetime income benefit payments beginning on the GMIB Payment Commencement Date.
THIS RIDER DOES NOT HAVE ANY CASH VALUE.
THE UNFUNDED INCOME BENEFIT BASE DOES NOT HAVE ANY CASH VALUE; THEREFORE, NO WITHDRAWALS ARE PERMITTED AND NO DEATH BENEFITS ARE PAYABLE FROM THE UNFUNDED INCOME BENEFIT BASE.
PREMIUM PAYMENT RESTRICTIONS
This rider modifies the Policy from a flexible premium Policy to a modified single premium Policy. Only a single Premium Payment is allowed. This restriction will apply even if you cancel this Rider.
INVESTMENT DIVISIONS RESTRICTIONS
THIS RIDER PLACES ALLOCATION RESTRICTIONS ON THE INVESTMENT DIVISIONS OF THE SEPARATE ACCOUNT, AS SHOWN ON THE POLICY DATA PAGE.
POLICY AND INCOME BENEFIT RIDER AMENDMENTS
•	This Rider modifies the definitions of Cumulative Income Benefit Purchases and Income Benefit Purchase Rate and Section A.12 of the Income Benefit Rider, and Section 8.9 of the Policy, as amended by the Income Benefit Rider, to include reference to the term “Automatic Income Benefit Purchase(s)” together with the term “Discretionary Income Benefit Purchase(s)”.

•	This Rider replaces any reference to the terms “Income Benefit Payment” (with exception of the definition of Income Benefit Payments and Funded Income Benefit and Sections A.9, A.10 and A.11, which are superseded by Sections 13, 14 and 15, respectively, of this Rider.) and “Income Benefit Payment Commencement Date” in the Income Benefit Rider with the terms “Guaranteed Minimum Income Benefit Payment” (“GMIB Payment”) and “Guaranteed Minimum Income Benefit Payment Commencement Date” (“GMIB Payment Commencement Date”) that are defined in the Definitions section below.

•	This Rider modifies the definition of Funded Income Benefit in the Income Benefit Rider. The new language is represented by italic letters:
FUNDED INCOME BENEFIT: On any Business Day, the sum of the Income Benefit Payments purchased with Automatic Income Benefit Purchases and Discretionary Income Benefit Purchases, if any. The Funded Income Benefit is the portion of the GMIB that has been funded with Cumulative Income Benefit Purchases. The Funded Income Benefit is supported by assets in NYLIAC’s General Account and is not part of the Separate Account.

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DEFINITIONS
ASSET ALLOCATION CATEGORY (IES): A group of Investment Divisions of the Separate Account categorized by NYLIAC into individual classes based on investment risk.
AUTOMATIC INCOME BENEFIT PURCHASE: Periodic deductions we make from the Variable Accumulation Value used to fund the GMIB through the Funded Income Benefit by application of the Automatic Income Benefit Purchase Formula.
AUTOMATIC INCOME BENEFIT PURCHASE FORMULA: A non-discretionary mathematical formula, as shown on the Policy Data Page, applied periodically to determine if an Automatic Income Benefit Purchase is required to fund the GMIB. The Automatic Income Benefit Purchase Formula may not be changed.
GUARANTEED MINIMUM INCOME BENEFIT (“GMIB”): The minimum level of lifetime income payments guaranteed by NYLIAC regardless of the performance of the Investment Divisions. The GMIB may be modified by you due to certain transactions referenced in Sections 2 and 7 of this Rider.
GUARANTEED MINIMUM INCOME BENEFIT RIDER CANCELLATION FEE (“GMIB RIDER CANCELLATION FEE”): This fee is a percentage of the Unfunded Income Benefit Base, as shown on the Policy Data Page, that is deducted from the Investment Divisions on a pro-rata basis.
GUARANTEED MINIMUM INCOME BENEFIT FEE (“GMIB FEE”): The GMIB Fee is a charge that we impose for the benefit provided by this Rider. This fee is a percentage of the Unfunded Income Benefit Base and deducted from the Variable Accumulation Value.
GUARANTEED MINIMUM INCOME BENEFIT PAYMENTS (“GMIB PAYMENTS”): Fixed periodic guaranteed minimum income payments that NYLIAC makes to the named Payee beginning on the GMIB Payment Commencement Date and payable during the lifetime of the Annuitant.
GUARANTEED MINIMUM INCOME BENEFIT PAYMENT COMMENCEMENT DATE (“GMIB PAYMENT COMMENCEMENT DATE”): The date shown on the Policy Data Page, or as subsequently changed by you as described in Sections 11 and 12 of this Rider, on which the first GMIB Payment under this Policy will be made.
GUARANTEED MINIMUM INCOME BENEFIT RATE (“GMIB RATE”): The GMIB Rate is equal to the GMIB on the Policy Date divided by the Premium Payment. After the Policy Date, this rate is used to determine the Unfunded Income Benefit. This rate will not change, unless there is an elective change to the GMIB Payment Commencement Date.
UNFUNDED INCOME BENEFIT: On any Business Day, the portion of GMIB that has yet to be funded by Automatic Income Benefit Purchases and Discretionary Income Benefit Purchases, if any, and which will be funded by NYLIAC’s General Account, should there be insufficient Variable Accumulation Value to fully fund the GMIB with the Funded Income Benefit.
UNFUNDED INCOME BENEFIT BASE: The amount used to determine the Unfunded Income Benefit amount, the GMIB Fee and the GMIB Rider Cancellation Fee.
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)
1. What Benefit Does This Rider Provide?
This Rider provides for a GMIB, as defined above, in the amount shown on the Policy Data Page, which is determined on the Policy Date. The GMIB is funded through Automatic Income Benefit Purchases and Discretionary Income Benefit Purchases, if any. Discretionary Income Benefit Purchases are optional and not required to fund the GMIB.
The GMIB will not be affected by the performance of the underlying Investment Divisions of the Separate Account. However, the GMIB amount is subject to modification as a result of certain transactions described in Sections 2 and 7 of this Rider.
2. How Does This Rider Provide The GMIB?
This rider modifies the Income Benefit Rider to fund the GMIB. Under the Income Benefit Rider, the Funded Income Benefit amount, at any point in time, represents that portion of the GMIB that is funded. Through the GMIB rider, the Funded Income Benefit is purchased with Automatic Income Benefit Purchases which are provided by amounts deducted from the Variable Accumulation Value and determined by the Automatic Income Benefit Purchase Formula.
The Funded Income Benefit may also be purchased with Discretionary Income Benefit Purchases, at

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your option, in addition to Automatic Income Benefit Purchases. Each income purchase, whether it is an Automatic Income Benefit Purchase or a Discretionary Income Benefit Purchase, increases the Funded Income Benefit and increases the portion of the GMIB that is funded. The GMIB is fully funded when the Funded Income Benefit equals or exceeds the GMIB. Any Discretionary Income Benefit Purchases made after the Funded Income Benefit equals the GMIB, and prior to the GMIB Payment Commencement Date, will provide income amounts in addition to the GMIB amount. The GMIB Payment amount will include those additional income amounts when the GMIB Payments begin on the GMIB Payment Commencement Date.
The Unfunded Income Benefit, at any point in time, represents that portion of the GMIB that is not yet funded. Should this Policy’s Variable Accumulation Value be insufficient to make income purchases to fully fund the GMIB, the Unfunded Income Benefit portion of the GMIB will be funded by NYLIAC’s General Account. However, NYLIAC will charge a fee as described in Sections 4 and 5 of this Rider and on the Policy Data Page.
The Unfunded Income Benefit is determined by the Unfunded Income Benefit Base and the GMIB Rate, as described on the Policy Data Page. As the Unfunded Income Benefit Base is reduced, the Unfunded Income Benefit is reduced.
The Unfunded Income Benefit will be reduced over time as Automatic Income Benefit Purchases and Discretionary Income Benefit Purchases, if any, increase the Funded Income Benefit.
The Unfunded Income Benefit is also reduced when a withdrawal of the Variable Accumulation Value is made as described on the Policy Data Page. A reduction of the Unfunded Income Benefit due to a withdrawal will also reduce the GMIB Payment amount, as shown on the Policy Data Page.
If the GMIB Rate changes due to a change to the GMIB Payment Commencement Date, both the Funded Income Benefit and Unfunded Income Benefit may change in proportion to the change in the GMIB Payment.
3. May You Cancel The Funded Income Benefit?
You may not cancel the Funded Income Benefit. If this Rider is cancelled, as provided in Section 32 of this Rider, income payments will be payable beginning on the GMIB Payment Commencement Date in an amount equal to the income payment amount provided by the Funded Income Benefit, if any, determined at the time this Rider in cancelled.
4. Will We Charge A Fee For This Benefit?
A GMIB Fee, based on the Unfunded Income Benefit Base, as described on the Policy Data Page, will be deducted from the Variable Accumulation Value each Policy quarter and on the date of surrender, if applicable. This fee is a fixed percentage applied according to the formula provided on the Policy Data Page. The GMIB Fee will be deducted on a pro-rata basis in arrears from each applicable Investment Division. If the Policy is surrendered, the GMIB Fee will be prorated in arrears from the date the last GMIB Fee was deducted to the date of surrender.
The GMIB Fee will terminate if the Variable Accumulation Value is reduced to zero, if this Rider is cancelled, if the Funded Income Benefit equals or exceeds the GMIB prior to the GMIB Payment Commencement Date or when GMIB Payments begin, whichever occurs earliest.
5. What Is The Purpose Of The GMIB Fee?
The GMIB Fee is used to partially offset the risk to NYLIAC should there be insufficient Variable Accumulation Value to fully fund the GMIB.
6. How is the GMIB Determined?
The GMIB is determined on the Policy Date and is based on the Premium Payment amount, and the attained age of the Annuitant on the Policy Date. The age of the Annuitant is the age as of the Policy Date. We count 1/12 of a year for each full month from the Annuitant’s last birthday to the Policy Date. The GMIB is also based on the sex of the Annuitant, and the length of time from the Policy Date to the GMIB Payment Commencement Date.
Once the Funded Income Benefit equals or exceeds the GMIB, any additional Discretionary Income Benefit Purchases will provide additional income amounts which will be determined in the same manner as described in Section A.1 of the Income Benefit Rider. These additional amounts will be added to the GMIB Payment amount stated on the Policy Data Page or any modified GMIB Payment amount as a result of certain transactions described in Section 7 of this Rider.
7. What Transactions May Affect The GMIB Payment Amount?
The GMIB Payment amount will be affected by the occurrence of any one of the following transactions:
a)	A Partial Withdrawal (see Section 13 of this Rider); or

b)	Surrender of the Policy (see Section 14 of this Rider); or

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c)	Discretionary Income Benefit Purchases after the GMIB is fully funded (see Section 6 of this Rider); or

d)	Changing the GMIB Payment Commencement Date (see Section 11 of this Rider); or

e)	Applying the Variable Accumulation Value to a Variable Account Annuity Income Payment option prior to the GMIB Payment Commencement Date (see Section 15 of this Rider); or

f)	Cancellation of a required final Automatic Income Benefit Purchase. A Discretionary Income Benefit Purchase made at the time of cancellation may further affect the GMIB Payment amount (see Section 22); or

g)	Cancellation of the GMIB Rider (see Section 32).
8. Are There Any Limitations To Premium Payments?
This Rider modifies the Policy and Income Benefit Rider to allow only a single Premium Payment. Therefore, additional Premium Payments cannot be made. Any references and sections providing for, but not limited to: “additional Premium Payments”, “Flexible Premium”, “Premium Payment(s)”, “each Premium Payment” in the Policy and Income Benefit Rider are deleted and amended to make reference to, and have the meaning of a single Premium Payment, as applicable. A single Premium Payment is defined as the single premium paid to purchase the Policy.
Additional monies will only be accepted where a portion of your total Premium Payment, as stated on the application, comes from another source such as Section 1035 exchange, rollover, or transfer from another institution. Any additional monies accepted toward the Premium Payment, receive the same GMIB Rate as the initial Premium Payment.
9. Are There Any Limitations To Discretionary Income Benefit Purchases?
In addition to the limitations provided on the Policy Data Page and in the Income Benefit Rider, a Discretionary Income Benefit Purchase will only be processed if, at the time of the purchase, the Variable Accumulation Value is greater than the Unfunded Income Benefit divided by the Income Benefit Purchase Rate in effect at the time of the purchase. In addition, Systematic Discretionary Income Benefit Purchases are not available with this Rider.
10. How Are The Surrender Charges Affected By This Rider?
Because this Rider allows for only a single Premium Payment, this Policy will be subject to only one (1) Surrender Charge period that begins on the Policy Date and expires at the end of the Surrender Charge period as shown on the Policy Data Page. The Surrender Charge, if any, will be a percentage, as shown on the Policy Data Page, of the Accumulation Value withdrawn or surrendered. The applicable percentage corresponds with the Policy Year in which you make a Partial Withdrawal or surrender request. The Surrender Charge will apply only if the amount of the withdrawal or surrender exceeds the amount described under the Surrender Charge Schedule section of the Policy Data Page.
11. Are There Any Limitations To Changing The GMIB Payment Commencement Date?
While this Policy is in force and while the Annuitant is living, you may accelerate or defer the GMIB Payment Commencement Date shown on the Policy Data Page. However, this Rider modifies Sections A.6 and A.7 of the Income Benefit Rider by limiting the number of times you can change the GMIB Payment Commencement Date to one (1) time after the Policy Date, regardless of whether a Discretionary Income Benefit Purchase or Automatic Income Benefit Purchase has been made.
12. How Is The Charge For Changing The GMIB Payment Commencement Date Affected By This Rider?
Because this Rider guarantees a minimum income benefit effective on the Policy Date, the interest rate change adjustment referenced in Section A.7 of the Income Benefit Rider will apply when the GMIB Payment Commencement Date is changed regardless of whether a Discretionary Income Benefit Purchase or Automatic Income Benefit Purchase has been made.
The following Sections, 13, 14 and 15 of this Rider, supersede Sections A.9, A.10 and A.11, respectively, of the Income Benefit Rider:
13. How Will GMIB Payments Be Affected If You Make A Partial Withdrawal Prior To The GMIB Payment Commencement Date?
Unless the Funded Income Benefit equals or exceeds the GMIB, a Partial Withdrawal of the Variable Accumulation Value prior to the GMIB Payment Commencement Date will reduce the current Unfunded Income Benefit Base amount proportionally to the amount of the withdrawal. The reduced Unfunded Income Benefit Base amount will be determined on the date of the Partial Withdrawal

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and will result in a reduced GMIB Payment amount, as described in the formula on the Policy Data Page.
14. How Will The GMIB Payments Be Affected If You Surrender This Policy Prior To The GMIB Payment Commencement Date?
If you surrender this Policy prior to the GMIB Payment Commencement Date and there is no Funded Income Benefit on the date of surrender, no GMIB Payments will be made. If the Funded Income Benefit equals or exceeds the GMIB, and you have not changed the GMIB Payment Commencement Date or made a Partial Withdrawal, we will make GMIB Payments, in an amount that is at least equal to the amount shown on the Policy Data Page, beginning on the GMIB Payment Commencement Date.
If the Funded Income Benefit is less than the GMIB on the date of surrender, the income payment amount will be equal to the income payment amount provided by the Funded Income Benefit determined as of the date of surrender.
15. How Will GMIB Payments Be Affected If You Elect To Receive Variable Account Annuity Income Payments Prior To The GMIB Payment Commencement Date?
If you elect to receive Variable Account Annuity Income Payments prior to the GMIB Payment Commencement Date, GMIB Payments may or may not be available depending on the following:
If you apply the total Variable Accumulation Value to the Variable Account Annuity Income Payment option and there is no Funded Income Benefit at the time you make this transaction, then no GMIB Payments will be made.
If the Funded Income Benefit equals or exceeds the GMIB, and you have not changed the GMIB Payment Commencement Date or made a Partial Withdrawal, the GMIB Payment will be at least equal to the amount shown on the Policy Data Page.
If the Funded Income Benefit is less than the GMIB, the income payment amount will be equal to the income payment amount provided by the Funded Income Benefit determined as of the date you apply the total Variable Accumulation Value to the Variable Account Annuity Income Payment option.
16. What Happens When The Funded Income Benefit equals or exceeds the GMIB?
Once the Funded Income Benefit equals or exceeds the GMIB, the following will occur:
a)	The GMIB Fee will terminate;

b)	The Automatic Asset Reallocation Option will be available;

c)	The Investment Divisions restrictions will terminate and full participation in all of the available Investment Divisions at that time will be permitted; and

d)	Periodic rebalancing will cease.

e)	Any additional Discretionary Income Benefit Purchases will increase the GMIB Payment amount.
AUTOMATIC INCOME BENEFIT PURCHASES
17. What Is The Purpose Of Automatic Income Benefit Purchases?
Automatic Income Benefit Purchases are determined by the Automatic Income Benefit Purchase Formula described on the Policy Data Page, and are used to fund the GMIB, that is guaranteed at issue, with the Funded Income Benefit. Any amounts deducted from the Variable Accumulation Value for Automatic Income Benefit Purchases will no longer be invested in the Investment Divisions and will not be returned back to the Investment Divisions. Automatic Income Benefit Purchases from the Variable Accumulation Value will be deducted from this Policy in the form of Accumulation Units.
Each Automatic Income Benefit Purchase amount is subject to a maximum percentage of the Variable Accumulation Value. This percentage is shown on the Policy Data Page. This maximum limit does not apply to the final Automatic Income Benefit Purchase processed prior to the GMIB Payment Commencement Date. Please refer to Section 22 of this Rider and the Policy Data Page for more details on the final Automatic Income Benefit Purchase.
18. What Factors Are Considered By The Automatic Income Benefit Purchase Formula?
The Automatic Income Benefit Purchase Formula considers various factors to determine the necessity of an Automatic Income Benefit Purchase, such as: the performance of the

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Investment Divisions selected; Income Benefit Purchase Rates, as defined in the Income Benefit Rider, in effect on the date of the Automatic Income Benefit Purchase; the Annuitant’s attained age on the date of the Automatic Income Benefit Purchase; and the length of time from the Automatic Income Benefit Purchase date to the GMIB Payment Commencement Date.
19. What Is The Purpose Of The Automatic Income Benefit Purchase Formula?
The Automatic Income Benefit Purchase Formula is a non-discretionary mathematical formula applied periodically to determine whether an Automatic Income Benefit Purchase is required and if so, the amount of the purchase. The Automatic Income Benefit Purchase Formula will never change.
Through this calculation, NYLIAC is able to manage and spread out the risk of depletion of the Variable Accumulation Value before the Funded Income Benefit equals or exceeds the GMIB due to poor performance of the selected Investment Divisions and/or low Income Benefit Purchase Rates.
20. How Does An Automatic Income Benefit Purchase Affect The Variable Accumulation Value?
Any Automatic Income Benefit Purchase will reduce the value of the Variable Accumulation Value by the amount of the purchase and will be withdrawn from the Investment Divisions on a pro-rata basis. Any Variable Accumulation Value remaining in the Investment Divisions will continue to be valued as provided in Section Eight of the Policy, as amended by the Income Benefit Rider.
21. How Do Automatic Income Benefit Purchases Affect The DCA Advantage Accumulation Value?
Automatic Income Benefit Purchases are not made from the DCA Advantage Account and, therefore, do not affect the DCA Advantage Account Accumulation Value. However, once an amount held in the DCA Advantage Account is transferred to the Investment Divisions, it will be available for Automatic Income Benefit Purchases and Discretionary Income Benefit Purchases, if any, from the Variable Accumulation Value.
22. What Happens If You Cancel The Final Automatic Income Benefit Purchase?
If the Automatic Income Benefit Purchase Formula determines that a final Automatic Income Benefit Purchase is required to fully fund the GMIB, and you cancel the final purchase, you may receive a reduced GMIB Payment amount. Cancelling the final Automatic Income Benefit Purchase does not prevent you from making a final Discretionary Income Benefit Purchase. Any Funded Income Benefit available on the GMIB Payment Commencement Date will be used to provide the GMIB Payments based on the Funded Income Benefit amount.
23. How Are Automatic Income Benefit Purchases Affected By Any Discretionary Income Benefit Purchases?
Prior to the GMIB being fully funded, each Discretionary Income Benefit Purchase will increase the Funded Income Benefit which may result in fewer Automatic Income Benefit Purchases, and/or a lower quarterly and/or final Automatic Income Benefit Purchase amount.
INVESTMENT DIVISION RESTRICTIONS
24. How Does This Rider Restrict Investment Division Allocations?
Under this Rider, the selection of Investment Divisions and the percentage of the Premium Payment and/or Accumulation Value that you are permitted to allocate to certain Investment Divisions are restricted based on the Asset Allocation Categories or Asset Allocation Models shown on the Policy Data Page.
These restrictions will terminate: a) if and when the Funded Income Benefit equals or exceeds the GMIB prior to the GMIB Payment Commencement Date or when GMIB Payments begin, whichever occurs earlier or b) if you cancel this Rider. Once the restrictions have terminated, you may allocate your Variable Accumulation Value into the Investment Divisions available at that time.
25. Are The Investment Divisions Automatically Rebalanced?
Until the Funded Income Benefit equals or exceeds the GMIB, we will periodically assess your current allocations to the Investment Divisions or Asset Allocation Models, and automatically rebalance

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those allocations to conform to your most recent allocation instructions. The frequency of the automatic rebalance is shown on the Policy Data Page.
26. What Happens If We Make Changes To The Investment Divisions?
We may discontinue offering an Investment Division that has merged with an Investment Division not offered with this Rider, or has been otherwise restricted by that Investment Division’s investment advisor. We may also make changes by adding or removing Asset Allocation Categories and Asset Allocation Models, re-classifying Investment Divisions from one Asset Allocation Category to another, or adding or removing Investment Divisions offered with this Rider. These changes can be made at any time and may impact your Investment Division allocations.
Should this occur, we will promptly notify you of these changes. You must submit a new allocation request with conforming allocation instructions. If we do not receive a new allocation request within sixty (60) days after that notification date, we will move the excessive percentage amount or the full amount, into a money market fund that we currently make available, as necessary due to the circumstances of the change to the Investment Divisions. At the next automatic rebalance, any amount being held in the money market fund will be appropriately reallocated pro-rata in accordance with your current allocation instructions. If there are no other Investment Divisions available, the excessive percentage will stay in the money market fund until we receive your new allocation instructions.
27. How Does This Rider Restrict Transfers Between Investment Divisions And/Or From The DCA Advantage Account?
Due to the Investment Division restrictions under this Rider, you may only make a transfer between the Investment Divisions by submitting a new allocation request to us with conforming allocation instructions. In addition, the Automatic Asset Reallocation Option provided in Section 7.2 of the Policy is not available with this Rider.
If all or a portion of your Premium Payment is allocated to the DCA Advantage Account, automatic transfers from this account will be made to the same Investment Divisions in the same percentages as provided by your conforming Investment Division allocation request. You may not make additional transfers from the DCA Advantage Account after the Policy is issued.
28. How Are Partial Withdrawals Affected By The Investment Division Restrictions
Partial Withdrawals will be withdrawn on a pro-rata basis from each Investment Division and/or DCA Advantage Account. As a result, under this Rider you will no longer be permitted to specify the percentage to be withdrawn from each Investment Division, as provided under Section 5.4 of the Policy.
29. How Are Discretionary Income Benefit Purchases Affected By The Investment Division Restrictions?
Any Discretionary Income Benefit Purchase made by you will be automatically withdrawn from each Investment Division on a pro-rata basis. As a result, under this Rider you will no longer be permitted to specify the percentage to be withdrawn from each Investment Division.
GENERAL PROVISIONS
30. What Additional Information Is Included In The Report To The Owner?
In addition to the information described in the Policy and Income Benefit Rider, the report to Owner will also include the Unfunded Income Benefit Base amount, the date and the amount of each Automatic Income Benefit Purchase, the income amount provided by each Automatic Income Benefit Purchase and the amount contributed to the Funded Income Benefit, the GMIB Payment amount on the GMIB Payment Commencement Date, as well as the revised GMIB Payment amount if changes are made as a result of the transactions referenced in Section 7 of this Rider.
31. What Happens If You Die And Your Spouse Continues This Policy?
If you are both the Owner and Annuitant of this Policy, your spouse is the sole primary Beneficiary and you die before the Variable Account Annuity Commencement Date, this Policy may be continued with your surviving spouse as the new Owner and Annuitant, subject to certain Qualified Plan limitations and the conditions referenced here.
When this Policy is issued with you as the only Annuitant, no Automatic Income Benefit Purchases have been made and you have not made any Discretionary Income Benefit Purchases, and you die prior to the Variable Account Annuity Commencement Date and the GMIB Payment Commencement Date, and your spouse continues the Policy, the GMIB Rider will be cancelled and no GMIB Payments will be payable. However, your

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spouse may make Discretionary Income Benefit Purchases under the Income Benefit Rider. All Discretionary Income Benefit Purchases made will be used to make Income Benefit Payments. While your spouse is living, Income Benefit Payments will be made beginning on the GMIB Payment Commencement Date. If an Automatic Income Benefit Purchase has been made or you have made a Discretionary Income Benefit Purchase, the GMIB Rider will be cancelled and no GMIB Payments will be payable. However, we will increase the Policy’s Variable Accumulation Value by an amount equal to the Cumulative Income Benefit Purchases. The adjustment to the Variable Accumulation Value will be made pro-rata based on the Investment Division allocations in effect as of the date of your death. The adjustment will be made as of the date we receive Proof of Death for you and all claim information that gives us the facts that we need.
If you die prior to the Variable Account Annuity Commencement Date and after the GMIB Payment Commencement Date, and your spouse continues the Policy, no adjustment will be made to the Variable Accumulation Value and we will pay to your spouse any death benefit payable in an amount equal to the Cumulative Income Benefit Purchases less GMIB Payments previously made. Payment of death benefit proceeds will be made as of the date we receive Proof of Death for you and all claim information that gives us the facts that we need.
If this Policy is issued with one Owner and joint Annuitants, and you die before the Variable Account Annuity Commencement Date, your spouse must be both the sole primary Beneficiary and joint Annuitant to continue the Policy as the new Owner.
If this Policy is issued to joint spousal Owners and Annuitants, and one Owner dies before the Variable Account Annuity Commencement Date, the surviving spouse must be the sole primary Beneficiary to continue the Policy as the sole Owner and Annuitant.
When this Policy is issued with joint Annuitants and you die prior to the Variable Account Annuity Commencement Date and the GMIB Payment Commencement Date, and your spouse continues the Policy as the sole Owner/Annuitant, the GMIB will not be cancelled. Automatic Income Benefit Purchases, if required, will continue to be made and your spouse may make Discretionary Income Benefit Purchases. While your spouse is living, GMIB Payments will be made beginning on the GMIB Payment Commencement Date.
If you die prior to the Variable Account Annuity Commencement Date and after the GMIB Payment Commencement Date and your spouse continues the Policy, GMIB Payments will continue to be made while your spouse is living.
If your spouse continues this Policy, no death benefit proceeds under the Variable Account will be paid as a consequence of your death.
32. May You Cancel This Rider?

Cancellation During The Right To Return Policy Period:
You may request to cancel this Rider during the Right to Return Policy period described in the Right to Return Policy provision of the front cover of the Policy. Upon receipt of the cancellation request, we will promptly cancel this Rider and refund any fees and charges assessed by this Rider. Following this cancellation, all terms and conditions contained in the Policy and Income Benefit Rider will apply. We will not charge a fee for cancellation during the Right to Return Policy period.
Cancellation After The Right To Return Policy Period:
You may also request to cancel this Rider at any time after the Right to Return Policy period. However, upon cancellation, a Rider cancellation fee will be charged as described in Section 33 of this Rider.
Upon cancellation, this Rider will terminate and its provisions will no longer apply, (including the GMIB Fee). However, the Policy and Income Benefit Rider will remain subject to the restrictions of sections 8 and 10 of this Rider. The Policy will remain a modified single premium Policy and the Surrender Charge schedule will not change. All other amended or replaced Policy provisions will revert back to the provisions of the Policy and Income Benefit Rider.
Any Funded Income Benefit available will be used to pay Income Benefit Payments beginning on the GMIB Payment Commencement Date.
33. Will We Charge A Fee For Cancelling This Rider?
If you cancel this Rider after the Right to Return Policy period shown on the front cover of the Policy, a Rider cancellation fee will be deducted from the Policy’s Accumulation Value, in an amount shown on the Policy Data Page. The cancellation will be effective on the date we receive your cancellation request. The Rider cancellation fee is determined as a percentage of the Unfunded Income Benefit Base at that time and will be deducted from each Investment Division in proportion to its percentage of the Policy’s Variable Accumulation Value on the cancellation effective date. The Rider cancellation fee will not change.

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The cancellation fee will not apply if you surrender the Policy.
34. May This Rider Be Terminated?
This Rider will automatically terminate if you elect to return the Policy as specified in the Right to Return Policy provision shown on the front cover of the Policy.
NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
President
Secretary

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